Exhibit (l)
                         SHARE PURCHASE AGREEMENT

         This Agreement is made as of the 19th day of May, 1999, between Wright Investors' Service, Inc. ("Wright") and the Wright Managed Growth with Income Fund (the "Fund"), a series of the Wright Asset Allocation Trust (the "Trust"). The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

         WHEREAS, the Fund wishes to sell to Wright and Wright wishes to purchase from the Fund $100,000 of shares of beneficial interest of the Fund (10,000 shares) at a purchase price of $10.00 per share (collectively, the "Shares"); and

         WHEREAS, Wright is purchasing the Shares for the purpose of providing the initial capitalization of the Trust as required by the 1940 Act;

         NOW, THEREFORE, the parties hereto agree as follows:

         1.Simultaneously with the execution of this Agreement, Wright is delivering to the fund $100,000 in full payment for the Shares.

         2.Wright agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.

         Executed as of the date set forth above.



                                    WRIGHT INVESTORS' SERVICE, INC.


                                        /s/ Peter M. Donovan
                                       -------------------------
                                    By: Peter M. Donovan
                                    Its: President


                                    WRIGHT ASSET ALLOCATION TRUST
                      (on behalf of the Wright Managed Growth with Income Fund)


                                      /s/ A.M. Moody III
                                       -----------------
                                    By: A.M. Moody III
                                    Its: Vice President